Exhibit 99.4

Matthew W. Moran mmoran@velaw.com

Tel +1.214.220.7723

February 22, 2023

Via Email

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

afreedman@olshanlaw.com

Attention: Andrew Freedman, Esq.

Re:	Purported Notice of Stockholder Nomination of Individuals for Election as Directors at the 2023 Annual Meeting of Stockholders of First Foundation Inc.

Dear Mr. Freedman:

I write on behalf of my client, First Foundation Inc. (the “Company”), in response to the letter, dated December 30, 2022 (together with the exhibits thereto, the “Notice”), from your clients, Driver Opportunity Partners I LP (the “Nominating Stockholder”), Driver Management Company LLC (“Driver Management”) and J. Abbott Cooper (collectively with the Nominating Stockholder and Driver Management, “Driver”), purporting to serve as notice to the Company of the Nominating Stockholder’s intention to nominate Allison Ball and Lila I. Flores (each a “Purported Nominee” and together, the “Purported Nominees”) for election to the Company’s Board of Directors (the “Board”) at the Company’s 2023 annual meeting of stockholders (the “Annual Meeting”).

The Nominating Stockholder attached to the Notice questionnaires prepared by the Nominating Stockholder and responses by the Purported Nominees (the “Driver Questionnaires”). On January 16, 2023, the Nominating Stockholder provided the Company with copies of each Purported Nominee’s responses to the questionnaire prepared by the Company (the “Company Questionnaires” and together with the Driver Questionnaires, the “Questionnaires”). The Company has reviewed the Notice and the Questionnaires (collectively, the “Notice Materials”) and has determined that the Notice Materials fail to satisfy each of Article II, Section 2.2(d)(i) and Article II, Section 2.4 of the Company’s Bylaws (effective October 27, 2015) (the “Bylaws”).

Article II, Section 2.2 of the Bylaws sets forth requirements for a stockholder to provide advance notice of its intention to nominate candidates to the Board (the “Advance Notice Provisions”). By the clear terms of the Bylaws, a stockholder may not nominate a candidate unless the stockholder complies with the Advance Notice Provisions. Clear and unambiguous advance notice provisions, such as those found in the Bylaws, are a common fixture in modern bylaws.1 Indeed, Delaware Courts have enforced clear and unambiguous advance notice bylaws according to their terms using ordinary contractual principles.2 Article II, Section 2.2(b) of the Bylaws provides that the Advance Notice Provisions are the “exclusive means for a stockholder to make nominations…at an annual meeting of stockholders.”

Vinson & Elkins LLP Attorneys at Law	The Grace Building, 1114 Avenue of the Americas, 32nd Floor
Austin Dallas Dubai Houston London Los Angeles	New York, NY 10036-7708
New York Richmond San Francisco Tokyo Washington	Tel +1.214.220.7723 velaw.com

1 See Strategic Inv. Opportunities LLC v. Lee Enterprises, Inc., CV 2021-1089-LWW, 2022 WL 453607, at *9 (Del. Ch. Feb. 14, 2022) (noting the “commonplace” nature of advance notice bylaws).

2 See BlackRock Credit Allocation Income Tr. et al., v. Saba Capital Master Fund, Ltd., 224 A.3d 964 (Del. 2020).

The Notice does not constitute valid notice of nominations for the Annual Meeting because the Notice fails to satisfy the requirements set forth in the Advance Notice Provisions in a number of material ways, including (but not limited to) the failure to provide the information required under Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the other deficiencies outlined in Appendix A hereto. Further, pursuant to Article II, Section 2.2(d)(i)(D) of the Bylaws, “with respect to each [p]roposed Nominee for election or reelection to the Board of Directors,” a stockholder’s notice of nominations must “include a completed and signed questionnaire…” (emphasis added). The Questionnaires provided by the Purported Nominees fail to satisfy the requirements of the Advance Notice Bylaws in a number of material ways, including (but not limited to) the omission of information regarding entities over which the Purported Nominees may exert influence or control (including Hell or High Ranch Water LLC (“HOHRW LLC”)), and the failure to provide certain biographical information and the other deficiencies outlined in Appendix B hereto. The Driver Questionnaires state on the cover page that “each of the statements made in [the questionnaire] are true and correct in all respects.” Further, upon execution of the signature page of the Company Questionnaires, each Purported Nominee represented that the answers provided were “correctly and fully stated to the best of [the Purported Nominee’s] knowledge, information and belief after a reasonable investigation.” Despite the representations in the Questionnaires, the Purported Nominees failed to disclose material information that was known to them at the time of execution.

The Notice Materials completely neglect to mention any relationship at all between the Purported Nominees. Yet not only do the Purported Nominees enjoy a close personal relationship as self-proclaimed “best friends,”3 they also maintain a close professional relationship: Based on the Company’s own diligence, it appears that they own and control a limited liability company together and are co-hosts of a podcast. Failing to provide such information undermines the information-gathering purpose of submitting a questionnaire. The Notice summarily states that each of the Purported Nominees would qualify as an independent director within the meaning of applicable NASDAQ listing standards and Section 301 of the Sarbanes-Oxley Act of 2002, while acknowledging that the final independence determination rests within the judgment and discretion of the Board. But by omitting the existence of the Purported Nominees’ relationship entirely, the Notice Materials fails to provide the very information needed to evaluate their independence.

3 “Episode 28 | The Reception”. Hell or High Ranch Water, Podcast audio, November 2021. https://open.spotify.com/episode/6NhBjkEl8B5d0DYIDprARK?si=KiRPp-pRQ5O2CJR7N4j8VQ. Hell or High Ranch Water is a podcast hosted by the Purported Nominees. The Purported Nominees released the first episode in December 2020 and have since released 37 additional episodes.

NASDAQ Listing Rule 5605(a)(2) defines an independent director as being “a person other than an Executive Officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director [emphasis added].” Question 30 of the Company Questionnaires asks the Purported Nominees to note the name, nature of business and address of their “associates,” which is defined as including any entity of which the Purported Nominee is an officer, director or partner or of which the Purported Nominee is the beneficial owner of 10% or more of any class of equity security. Despite full knowledge of their role with HOHRW LLC, neither Purported Nominee listed in response to this question the limited liability company that they established together, HOHRW LLC.4 Similarly, in response to Question 19 of the Company Questionnaires, the Purported Nominees answered that they do not control any entities, either directly or indirectly, failing to disclose their ownership of HOHRW LLC. When asked in Question 35(m) of the Company Questionnaires to provide any additional information that would be relevant, appropriate, or helpful for the Board to consider when determining whether they qualify as “independent,” both of the Purported Nominees stated that there was no such additional information. Again, neither Purported Nominee mentioned their ownership of HOHRW LLC. Neither Purported Nominee disclosed that she co-hosts a podcast entitled “Hell or High Ranch Water” with the other Purported Nominee. Neither Purported Nominee disclosed that she considered the other Purported Nominee her “best friend” or that they regularly socialize with one another. By giving incomplete and misleading answers to questions contained in the Company Questionnaires and by omitting any disclosure about their close relationship from the Nomination Materials altogether, the Purported Nominees failed to include essential information required to complete the Company Questionnaire, and, by extension, the Notice in full. This failure was central to any determination regarding the Purported Nominees’ abilities to exercise independent judgment in carrying out their responsibilities as directors.

Pursuant to Article II, Section 2.2(e) of the Bylaws, the Company sent a letter, dated February 7, 2023, to Driver requesting additional information relevant to the Board’s determination of the Purported Nominees’ eligibility and offering to interview each of the Purported Nominees. In this request, the Company asked, among other things, for the Purported Nominees to confirm their preexisting relationship. The Company requested that Driver provide the requested information no later than the close of business on February 14, 2023. On February 7, 2023, Driver sent a letter to the Company stating that the Purported Nominees would only submit to interviews should there be a current vacancy on the Board and that Driver would review the requests for information and respond. On February 15, 2023, the Company received an email from Driver’s counsel acknowledging receipt of the Company’s letters and stating that responses were in process. As of the close of business on February 21, 2023, Driver has failed to provide the requested information.

For the reasons set forth herein and in the attached Appendices, the Notice, which was dated December 30, 2022, failed to satisfy the Bylaw requirements and is thus invalid. As set forth in Article II, Section 2.2(c), the deadline for delivering notice of intention to nominate candidates for election as directors at the Annual Meeting was January 29, 2023. The deadline for a timely and proper notice of intention to nominate candidates for election as directors at the Annual Meeting has passed. Therefore, Driver does not have the right to nominate any candidates for election as directors at the Annual Meeting.

4 HOHRW LLC is a Texas limited liability that was formed on December 15, 2020.

This letter is being sent on behalf of the Company, while expressly reserving, and without waiving, any and all rights and defenses that the Company may have with respect to this matter.

Very truly yours,

/s/ Matthew W. Moran
Matthew W. Moran

cc:      Kelly Rentzel [*****]

Appendix A

Deficiencies in the Notice

1.	Pursuant to Article II, Section 2.2(d)(i)(A) of the Bylaws, a stockholder notice of nominations is required to set forth “all information relating to such [p]roposed Nominee that is required to be disclosed in solicitations of proxies for election of directors in a contested election, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the [Exchange Act],” which includes Item 5(b)(1)(ii) of Schedule 14A. Item 5(b)(1)(ii) of Schedule 14A requires the disclosure of each Purported Nominee’s “present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is carried on…” (emphasis added). The Notice stated that the “principal occupation of Ms. Ball is serving as an investment partner at Hanover Technology Investment Management [(‘Hanover Technology’)].” However, the Notice also provided that Ms. Ball is “an Investment Partner for [Hanover Technology] […] and a Partner at Accelerated Advisory Group, LLC.” As a result of these numerous inconsistent disclosures, Ms. Ball’s “present principal occupation” cannot be determined. Moreover, the Notice provided the “principal business address” for Ms. Ball, but it failed to clarify or confirm that such address is also the address of Hanover Technology, as required by Item 5(b)(1)(ii) of Schedule 14A. Further, the Notice stated that the “principal occupation of Ms. Flores is serving as US Commercial Leader for Palantir Technologies Inc. [(‘Palantir’)].” However, the Notice also provided that Ms. Flores is “a US Commercial Leader for [Palantir] […] and a Principal of CAZ Investments LP.” As a result of these numerous inconsistent disclosures, Ms. Flores’ “present principal occupation” cannot be determined. Also, while the Notice provided “the principal business address” for Ms. Flores, the Notice failed to provide the address of Palantir or confirm whether its address is the same as the address provided for Ms. Flores, as required by Item 5(b)(ii) of Schedule 14A.

2.	Pursuant to Article II, Section 2.2(d)(i)(A) of the Bylaws, a stockholder notice of nominations is required to set forth “all information relating to such [p]roposed Nominee that is required to be disclosed in solicitations of proxies for election of directors in a contested election, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act,” which includes Item 7(b) of Schedule 14A. Item 7(b) of Schedule 14A requires the disclosure of the information required by Item 404(a) of Regulation S-K. Item 404(a) of Regulation S-K requires the disclosure of “any transaction, since the beginning of the registrant’s last fiscal year, or any currently proposed transaction, in which the registrant was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest” (emphasis added). The Notice provided that “no Nominee or any of her associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000,” but failed to provide such disclosure for transactions “in which any related person had or will have a direct or indirect material interest” (emphasis added). Further, when applied to a nominee for director, the related persons include such nominee for director and his or her immediate family members, as such term is defined in Item 404(a) of Regulation S-K. The Notice failed to provide such disclosure for any immediate family members of the Purported Nominees.

3.	Pursuant to Article II, Section 2.2(d)(iii)(3) of the Bylaws, a stockholder notice of nominations is required to set forth “as to the [Nominating Stockholder] giving the notice and the beneficial owner, if any, on whose behalf the nomination is made […] any other information relating to each [of the Nominating Stockholder and the beneficial owner, if any, on whose behalf the nomination is made] that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act,” which includes Item 5(b)(1)(xi) of Schedule 14A. Item 5(b)(1)(xi) requires that a stockholder notice of nominations “[f]urnish for [each] participant and [the] associates of [each] participant the information required by Item 404(a) of Regulation S-K.” As discussed above, Item 404(a) of Regulation S-K requires the disclosure of certain transactions. The Notice provided that “no Participant or any of his, her or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000,” but failed to provide such disclosure for transactions “in which any related person had or will have a direct or indirect material interest.” Further, when applied to a nominee for director, the related persons include such nominee for director and his or her immediate family members, as such term is defined in Item 404(a) of Regulation S-K. Again, the Notice failed to provide such disclosure for any immediate family members of the Purported Nominees.

4.	Pursuant to Article II, Section 2.2(d)(i)(A) of the Bylaws, a stockholder notice of nominations is required to set forth “all information relating to such [p]roposed Nominee that is required to be disclosed in solicitations of proxies for election of directors in a contested election, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act,” which includes Item 8 of Schedule 14A. Item 8 of Schedule 14A requires, with respect to the Purported Nominees and their associates, the disclosure of the information required by Item 402 of Regulation S-K (Executive Compensation). The Notice failed to provide this required disclosure or confirm that the Purported Nominees and their associates have no such information to provide.

5.	Pursuant to Article II, Section 2.2(d)(iii)(2)(C) of the Bylaws, a stockholder notice of nominations is required to set forth “as to the [Nominating Stockholder] giving the notice and the beneficial owner, if any, on whose behalf the nomination is made […] any proxy, contract, arrangement, understanding (written or oral), or any relationship, pursuant to which [either the Nominating Stockholder or the beneficial owner, if any, on whose behalf the nomination is made] has a right to vote, directly or indirectly, any shares of capital stock or any other security of the [Company].” The Notice disclosed that Driver Management and Mr. Cooper owned “289,000 shares of [the Company’s common stock, par value $0.001 (the “Common Stock”)] (consisting of the 76,000 shares of Common Stock owned directly by [the Nominating Stockholder] and the 213,000 shares of Common Stock held in certain separately managed accounts.)” The Notice failed to provide whether, by virtue of such beneficial ownership, Driver Management and Mr. Cooper have any power to vote such shares.

6.	Pursuant to Article II, Section 2.2(d)(iii)(3) of the Bylaws, a stockholder notice of nominations is required to set forth “as to the [Nominating Stockholder] giving the notice and the beneficial owner, if any, on whose behalf the nomination is made […] any other information relating to each [of the Nominating Stockholder and the beneficial owner, if any, on whose behalf the nomination is made] that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act,” which includes Item 4(b)(2) of Schedule 14A. Item 4(b)(2) of Schedule 14A requires that “[i]f regular employees of the registrant or any other participant in a solicitation have been or are to be employed to solicit security holders,” a stockholder notice of nominations must “describe the class or classes of employees to be so employed, and the manner and nature of their employment for such purpose.” Mr. Cooper is the managing member of the general partner of the Nominating Stockholder. The Notice failed to state whether Mr. Cooper, as an employee of the Nominating Stockholder, or any other employees of the Nominating Stockholder will be employed to solicit stockholders, and if so, to describe their class or classes and the manner and nature of their employment for such purpose.

7.	Pursuant to Article II, Section 2.2(d)(iii)(3) of the Bylaws, a stockholder notice of nominations is required to set forth “as to the [Nominating Stockholder] giving the notice and the beneficial owner, if any, on whose behalf the nomination is made […] any other information relating to each [of the Nominating Stockholder and the beneficial owner, if any, on whose behalf the nomination is made] that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act,” which includes Item 4(b)(3) of Schedule 14A. Item 4(b)(3) of Schedule 14A requires that “[i]f specially engaged employees, representatives or other persons have been or are to be employed to solicit security holders,” a stockholder notice of nominations must “state (i) the material features of any contract or arrangement for such solicitation and the identity of the parties, (ii) the cost or anticipated cost thereof and (iii) the approximate number of such employees or any other person (naming such other person) who will solicit security holders” (emphasis added). The Notice provided that “[t]he Nominating Stockholder expects to retain a proxy solicitor for solicitation and advisory services in connection with its anticipated solicitation of proxies for the Annual Meeting. The costs for such proxy solicitor and the number of people to be employed by such proxy solicitor to solicit proxies for the Annual Meeting is presently unknown” (emphasis added). Even if the precise cost was “presently unknown,” Item 4(b)(3) of Schedule 14A requires disclosure of the “anticipated cost” of this figure (emphasis added). Further, even if the number of people to be employed was “presently unknown,” Item 4(b)(3) of Schedule 14A requires disclosure of the “approximate number” of employees (emphasis added).

8.	Pursuant to Article II, Section 2.2(d)(iii)(3) of the Bylaws, a stockholder notice of nominations is required to set forth “as to the [Nominating Stockholder] giving the notice and the beneficial owner, if any, on whose behalf the nomination is made […] any other information relating to each [of the Nominating Stockholder and the beneficial owner, if any, on whose behalf the nomination is made] that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act,” which includes Item 4(b)(4) of Schedule 14A. Item 4(b)(4) of Schedule 14A requires that a stockholder notice of nominations “[s]tate the total amount estimated to be spent and the total expenditures to date for, in furtherance of, or in connection with the solicitation of security holders” (emphasis added). The Notice provided “the manner in which the anticipated solicitation will be undertaken [and] information regarding the costs associated therewith […] is presently unknown” (emphasis added). Item 4(b)(4) of Schedule 14A requires a stockholder notice of nominations to provide “the total amount estimated to be spent” (emphasis added). Even if the precise total amount is “presently unknown,” Item 4(b)(4) of Schedule 14A requires an estimate of this figure. In addition, the Notice failed to provide the total expenditures to date. The Notice stated that “the Nominating Stockholder has not undertaken any activities to date in furtherance of, or in connection with, its anticipated solicitation of proxies for the Annual Meeting, [and] it has not incurred any expenses to date in furtherance of, or in connection with, any solicitation of proxies for the Annual Meeting.” However, the preparation and submission of the Notice was “in furtherance of, or in connection with” the Nominating Stockholder’s anticipated solicitation of proxies for the Annual Meeting and accordingly, any costs associated with such preparation and submission were required to be disclosed in the Notice.

9.	Pursuant to Article II, Section 2.2(d)(iii)(3) of the Bylaws, a stockholder notice of nominations is required to set forth “as to the [Nominating Stockholder] giving the notice and the beneficial owner, if any, on whose behalf the nomination is made […] any other information relating to each [of the Nominating Stockholder and the beneficial owner, if any, on whose behalf the nomination is made] that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act,” which includes Item 5(b)(1)(viii) of Schedule 14A. Item 5(b)(1)(viii) of Schedule 14A requires a stockholder notice of nominations to state “whether or not the participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the registrant.” If so, a stockholder notice of nominations must “name the parties to such contracts, arrangements or understandings and give the details thereof.” Driver Management and Mr. Cooper “beneficially own 213,000 shares of Common Stock held in [certain separately managed accounts].” The Notice failed to provide any details about the arrangement under which Driver Management’s and Mr. Cooper’s investment in these shares of Common Stock is managed.

10.	Pursuant to Article II, Section 2.2(d)(iii)(3) of the Bylaws, a stockholder notice of nominations is required to set forth “as to the [Nominating Stockholder] giving the notice and the beneficial owner, if any, on whose behalf the nomination is made […] any other information relating to each [of the Nominating Stockholder and the beneficial owner, if any, on whose behalf the nomination is made] that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act,” which includes Item 6(d) of Schedule 14A. Item 6(d) of Schedule 14A requires a stockholder notice of nominations to “[f]urnish the information required by Item 403 of Regulation S-K to the extent known by the persons on whose behalf the solicitation is made.” The Notice failed to provide such disclosure.

Appendix B

Deficiencies in the Purported Nominees’ Questionnaires

1.	The Company Questionnaire submitted for Ms. Ball was deficient in a number of ways, including the following:

a.	The Notice provided a “business address” for Ms. Ball in accordance with Item 5(b)(1)(i) of Schedule 14A. Question #1(d) requires the Purported Nominee’s business address and home address. In Ms. Ball’s response, she provided an identical business address and home address. Such provided address is also identical to the business address provided in the Notice. The provided business address appears to be a residential address. Moreover, it does not match the public address of Hanover Technology, which the Notice stated is her “principal occupation.”

b.	Question #4 requires a description of the “nature of your responsibilities.” Ms. Ball incorporated her biographical information set forth in the Notice, but such biographical information did not describe the “nature of [her] responsibilities.”

c.	Question #4 requires the Purported Nominee to “set forth … any particular area of your professional or academic background that would be relevant for the Nominating and Corporate Governance Committee to consider.” The Purported Nominee should provide “information that is material to [their] qualification to serve as a director of the Company.” During our diligence and efforts to gather information on Ms. Ball, we became aware that Ms. Ball cohosts a podcast entitled “Hell or High Ranch Water” along with Ms. Flores. Such information is “relevant [to] the Nominating and Corporate Governance Committee […] [and] [material] to [their] qualification to serve as [directors] of the Company” and was not disclosed.

d.	Question #5 requires each Purported Nominee to list directorship information. Ms. Ball provided that she was a Board Member of the Lincoln Network, Inc. from January 2021 to present. Such position was not otherwise set forth in the Notice Materials.

e.	Question #19 requires the Purported Nominee to provide information regarding any entities that the Purported Nominee controls, either directly or indirectly. Ms. Ball provided that “[a]s partner, [she] directly controls Accelerated Advisory Group, LLC.” However, it also appears that Ms. Ball controls Hanover Technology, an entity in which she is one of only two “Investment Partners.” Further, Ms. Ball may exert influence or control over HOHRW LLC.

f.	Question #20 requires the Purported Nominee to disclose entities that the Purported Nominee can “exert significant influence, either directly or indirectly […] to the extent that the entity may be prevented from fully pursuing its own separate interests with regard to any transaction with the Company and its affiliates.” Ms. Ball provided that there are no such entities. However, this appears inconsistent with Ms. Ball’s answer to Question #19, which stated that she controls Accelerated Advisory Group, LLC. Additionally, as one of only two Investment Partners, it appears that Ms. Ball also has the ability to exert significant influence over Hanover Technology. Further, Ms. Ball may exert influence or control over HOHRW LLC.

g.	We understand that Ms. Ball and Ms. Flores run a podcast called Hell or High Ranch Water. Such information was not disclosed in the Company Questionnaire, the Driver Questionnaire or anywhere else in the Notice Materials.

h.	Question #21 requires the disclosure of “any entities, other than those already listed in [the Purported Nominee’s] responses to other questions in the Company Questionnaire, with which [the Purported Nominee] serve[s] as a member of the board of directors or [has] any other employment relationship, even if the directorship and/or employment relationship does not result in [the Purported Nominee’s] ability to exert control or significant influence over the entity ….” Information about Ms. Ball’s employment or involvement with Hell or High Ranch Water LLC was not disclosed in the Company Questionnaire, the Driver Questionnaire or anywhere else in the Notice Materials.

i.	Question #35(m) requires the disclosure of “any additional information that would be relevant, appropriate or helpful for the Company’s [Board] to consider when evaluating [the Purported Nominee’s] ability to exercise independent judgment in carrying out the responsibilities of a director.” Ms. Ball’s omissions with respect to her relationship with Ms. Flores are pertinent to the Board in its evaluation of her “ability to exercise independent judgment in carrying out the responsibilities of a director.”

2.	The Company Questionnaire submitted by Ms. Flores was deficient in a number of ways, including:

a.	The Notice provided a “business address” for Ms. Flores in accordance with Item 5(b)(1)(i) of Schedule 14A. Question #1(d) requires the Purported Nominee’s business address and home address. In Ms. Flores’ response, she provided identical business and home addresses. Such provided address is also identical to the business address listed in the Notice and appears to be a residential address. Moreover, it does not match the public address of Palantir, which the Notice stated is her “principal occupation.”

b.	Question #4 requires Ms. Flores to “provide a detailed summary of [her] historical biographical information.” “The biographical information must contain at a minimum the following information: (i) [her] business experience during the past five (5) years […], identifying the name of [her] employer (or self-employed), the type of business of the employer, the positions [she] held, the nature of [her] responsibilities, and whether your employer was an affiliate of the Company.” As part of our diligence and efforts to determine Ms. Flores’ qualification to serve as a director of the Company, the Company became aware of HOHRW LLC, of which Ms. Flores is the manager. Such information should have been included in her response to Question #4, yet it was not disclosed in Company Questionnaire, the Driver Questionnaire or anywhere else in the Notice Materials.

c.	Question #4 requires a description of the “nature of your responsibilities.” Ms. Flores incorporated her biographical information set forth in the Notice, but such biographical information did not include the “nature of [her] responsibilities.”

d.	Question #4 required the Purported Nominee to “set forth … any particular area of your professional or academic background that would be relevant for the Nominating and Corporate Governance Committee to consider.” The Purported Nominee should provide “information that is material to [their] qualification to serve as a director of the Company.” During our diligence and efforts to gather information on Ms. Flores, we became aware that Ms. Flores cohosts a podcast entitled “Hell or High Ranch Water” along with Ms. Ball. Such information is “relevant [to] the Nominating and Corporate Governance Committee […] [and] [material] to [their] qualification to serve as [directors] of the Company” and was not disclosed.

e.	Ms. Flores is a manager of HOHRW LLC. Such information was not disclosed in Company Questionnaire, the Driver Questionnaire or anywhere else in the Notice Materials. Had it been properly disclosed, such an entity would qualify as an “associate”[5] of Ms. Flores. Question #30 required the disclosure in table form the “full name, form (e.g., partnership, corporation, etc.), nature of business done by, and principal place of business of each associate of [Ms. Flores] referred to in the answers in the Company Questionnaire and [her] relationship with such associate(s), if applicable.”

f.	Question #19 required the Purported Nominee to provide information regarding any entities that the Purported Nominee controls, either directly or indirectly. As the manager of HOHRW LLC, Ms. Flores arguably directly or indirectly controls the entity. If not, she at least has the ability to exert significant influence over the entity. However, such information was not disclosed in Company Questionnaire, the Driver Questionnaire or anywhere else in the Notice Materials.

g.	We understand that Ms. Flores owns a hunting business. Information regarding this business and the entity or entities through which it is conducted was omitted from Company Questionnaire and the Driver Questionnaire and did not appear anywhere else in the Notice Materials.

h.	Question #21 requires the disclosure of “any entities, other than those already listed in [the Purported Nominee’s] responses to other questions in the Company Questionnaire, with which [the Purported Nominee] serve[s] as a member of the board of directors or [has] any other employment relationship, even if the directorship and/or employment relationship does not result in [the Purported Nominee’s] ability to exert control or significant influence over the entity ….” Information about Ms. Flores’s employment or involvement with HOHRW LLC and her hunting business was not disclosed in the Company Questionnaire, the Driver Questionnaire or anywhere else in the Notice Materials.

5 As defined in the Company Questionnaire, “associate” includes: (i) any corporation or entity (other than the Company) of which you are an officer, director or partner or of which you are, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which you have a substantial beneficial interest or as to which you serve as trustee or in a similar capacity; (iii) your spouse; (iv) any relative of your spouse or any relative of yours who has the same home as you or who is a director or officer or key executive of the Company; and (v) any partner, syndicate member or person with whom you have agreed to act in concert with respect to the acquisition, holding, voting or disposition of shares of the Company’s securities.

i.	Question #35(m) requires the disclosure of “any additional information that would be relevant, appropriate or helpful for the Company’s [Board] to consider when evaluating [the Purported Nominee’s] ability to exercise independent judgment in carrying out the responsibilities of a director.” Ms. Flores’ omissions with respect to her relationship with Ms. Ball are pertinent to the Board in its evaluation of her “ability to exercise independent judgment in carrying out the responsibilities of a director.”